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                                  EXHIBIT 5.2

                 INTERNAL REVENUE SERVICE DETERMINATION LETTER

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INTERNAL REVENUE SERVICE                                DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
2 CUPANIA CIRCLE
MONTEREY PARK, CA  91754

                                    Employer Identification Number: 94-2203880

Date:  April 13, 1993               File Folder Number:             940000129

                                    Person to Contact:              Vickie Walker

WILLIAMS-SONOMA INC                 Contact Telephone Number:       (213) 725-0905
100 NORTH POINT STREET
SAN FRANCISCO, CA  94133            Plan Name:                      Williams-Sonoma Inc
                                                                    Employee Profit
                                                                    Sharing and Stock
                                                                    Incentive

                                    Plan Number:                    001
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Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your letter dated 3/2/93. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b) .

        Your plan does not consider total compensation for purposes of figuring benefits. In operation, the provision may discriminate in favor of employees who are highly compensated. If this occurs, your plan will not remain qualified.

        This determination letter is applicable for the plan adopted on 1/26/90.

        This letter is based upon the certification and demonstrations you submitted pursuant to Revenue Procedure 91-66. Therefore, the certification and demonstrations are considered an integral part of this letter. Accordingly, YOU MUST KEEP A COPY OF THESE DOCUMENTS AS A PERMANENT RECORD OR YOU WILL NOT BE ABLE TO RELY ON THE ISSUES DESCRIBED IN REVENUE PROCEDURE 91-66.



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        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                            Sincerely yours,




                                            By:   /s/ Michael J. Quinn
                                                  ----------------------------
                                                  Michael J. Quinn
                                                  District Director



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This plan does not provide for contributions an behalf of participants with less than one thousand hours of service during the plan year and/or does not provide for contributions on behalf of participants not employed on the last day of the plan year. The provision(s) may, in operation, cause this plan to fail the coverage requirements of IRC 410(b) and/or the participation requirements of IRC 401(a)(26). If this discrimination occurs, this plan will not remain qualified.

This plan also satisfies the requirements of Code section 401(k).

Effective January 1, 1993, all qualified plans, including this plan, must comply with Code section 401(a)(31). In general, section 401(a)(31) requires plans to permit participants to elect to have an eligible retirement distribution paid directly to an eligible retirement plan in a direct rollover. This requirement applies to distributions made on or after January 1, 1993. Because your application was submitted before January 1, 1993, the Service did not review this plan for compliance with section 401(a)(31). Accordingly, the scope of this determination letter does not extend to the plan's compliance with section 401(a)(31), and this determination letter may not be relied upon with respect to that issue. For more details, see Revenue Procedure 93-12, 1993-3 I.R.B.

This determination letter is also applicable for amendments adopted on 4/27/90, 12/12/90 and 3/10/92.